SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following is a memorandum to employees of The MONY Group Inc.

We are pleased to let you know that the definitive proxy statement has been approved and filed with the Securities and Exchange Commission and is being mailed to stockholders. It is posted on our Web site: http://www.mony.com, under “MONY-AXA Shareholder Info.”

Included in the proxy statement is the date that has been set for the special meeting of stockholders of The MONY Group Inc. The meeting will be held on Tuesday, February 24, 2004, at 9:30 AM, Eastern Standard Time, at the New York Marriott Marquis hotel in New York. All shareholders of record as of January 2, 2004 are invited to vote their shares, either in person or by proxy. Instructions for voting by proxy are included in the proxy statement. If you are a MONY stockholder, you should read the definitive proxy statement carefully before voting.

The filing of the definitive proxy statement and the scheduling of the stockholders’ meeting is a significant step toward closing the MONY-AXA Financial transaction. It’s important to remember that completion of the proposed merger is subject to the satisfaction or waiver of a number of conditions, including, among others, obtaining certain necessary approvals and consents from various regulators. As we’ve outlined for you previously, we’ve already received Hart-Scott-Rodino clearance. In addition, we are filing applications for approval from the state insurance regulatory departments in Arizona, New York, and Ohio. And, because of AXA Financial’s indirect acquisition of Advest Bank & Trust Company, we are also seeking the approval of the Office of Thrift Supervision.

We have no reason to believe that we cannot satisfy the respective requirements of these regulators and we now anticipate that the transaction will close sometime during the second quarter of 2004. This new timeframe is reflected in the definitive proxy.

Also included in the definitive proxy statement is mention that stockholder groups, purporting to own 11.5% of our outstanding shares, have submitted demands for appraisal rights. Following is a link to a press release issued today by AXA Financial, which addresses that issue and expresses AXA Financial’s continuing commitment to the completion of the MONY-AXA Financial transaction: http://biz.yahoo.com/djus/040108/2040001405_2.html

We will keep you apprised, both of the stockholder vote and of the status of other necessary reviews, as we receive them.